Exhibit 10.31

Weight Watchers International, Inc.	▶11 Madison Avenue, 17th Floor ▶	New York, NY 10010	Phone ▶ 212.817.4200 Fax ▶

July 2, 2012

Nicholas Hotchkin

[Redacted]

Dear Nicholas:

I am delighted and enthusiastic to confirm Weight Watchers International’s offer of employment to you, for the position of Chief Financial Officer. We have been impressed with your abilities and the range of your potential contributions, and we are looking forward to a fun and fruitful collaboration over the next years.

The details of your initial compensation and benefits package are attached. To indicate your acceptance of the offer, please sign and date the enclosed acceptance letter and forward to me at your earliest convenience.

You are joining the company at a very exciting stage of our growth. We anticipate that your unique skills and capabilities will play an important role in our efforts as we strive to continue to achieve and exceed our goals going forward. On behalf of the entire team at Weight Watchers International, welcome aboard!

Kind regards,

/s/ Meredith Shepherd
Meredith Shepherd
Chief Human Resources Officer

Nicholas Hotchkin - July 2, 2012 - Employment Offer Letter: Compensation and Benefits details

Base Salary	US $ 475,000 - gross, per annum, less lawful deductions. To be paid bi-weekly, every other Thursday. Salaried Position-not overtime eligible.

Annual Performance Bonus	You will be eligible to earn a bonus in accordance with the Weight Watchers bonus plan. Under the current plan, the bonus target for this position is 65% (25% based on individual performance and 75% based on the Corporation’s performance).

The Corporation’s performance is based on the Corporation’s overall performance.

Any annual, performance-based cash bonus for fiscal year 2012 shall be prorated based on your employment start date, and that portion of your bonus that is based on the Corporation’s performance for that fiscal year shall be based on a financial performance rating of no less than 100%.

Incentive Equity Award	You will receive an award under the Corporation’s stock incentive plan with an aggregate grant amount value of US$593,750, allocated 75% to stock options and 25% to restricted stock units. The grant amount value will be awarded in two equal installments, with the first installment to be granted upon your date of hire and the second installment to be granted as of November 15, 2012. The first installment shall vest proportionately on an annual basis over a 4-year period beginning on the first anniversary of your employment start date and the second installment shall fully vest on the third anniversary of the November grant date.

The exercise price of the stock options will be determined by taking the average closing price of Weight Watchers stock on the applicable grant date and the four (4) trading days that immediately precede that date. The stock options will expire ten (10) years after the applicable grant date. The number of option shares granted will be determined based on the Black-Scholes value of an option with respect to Weight Watchers common stock one week before the applicable grant date. The number of restricted stock units granted will be determined based on the closing price of Weight Watchers common stock one week before the applicable grant date. Your awards are subject to your continued employment and shall be governed by the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements. In addition, you will be eligible to participate in the Corporation’s annual stock-based incentive award program beginning in 2013.

Sign On Bonus	You will receive a sign on bonus of US $180,000 payable within (30) days of your employment start date. If the you (i) fail to relocate to the New York metropolitan area within twelve (12) months of your employment start date, or (ii) voluntarily resign or are terminated for Cause (as such term is defined in the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements to be executed in connection with the Incentive Equity Award described above) prior to your one year anniversary, any amount of such bonus received by the executive shall be repaid by you to the Corporation.

Relocation and Temporary Living Costs	In connection with your relocation to New York metropolitan area, the Corporation will reimburse you for reasonable relocation and moving costs incurred either prior to, or within twelve (12) months of, your employment start date for the packing and shipment of you and your family’s personal possessions from the your current residence to a new residence within the New York metropolitan area. The Corporation will also reimburse you for reasonable temporary living costs and reasonable travel costs between your temporary living location and your current residence incurred until the earlier of (i) twelve (12) months after your employment start date, and (ii) your purchase or rental of a residence in the New York metropolitan area. Although Relocation and Temporary Living Costs are expected to be reimbursable expenses, in the event any such amounts are deemed income, such amounts shall be grossed-up by the Corporation for any applicable taxes.

Severance	In the event of termination by the Corporation of your employment other than for Cause (as such term is defined in the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements to be executed in connection with the Incentive Equity Award described above), the Corporation shall pay you six (6) months of Base Salary in one lump sum within thirty (30) days of termination and the Corporation shall pay for your continued health coverage under the Corporation-sponsored health plans pursuant to the Consolidated

Omnibus Budget Reconciliation Act (“COBRA”) for six (6) months following the termination (or such shorter period of time if you obtain alternative health coverage from another employer); provided, however, such Severance shall not be paid in the event termination results from a change in control of the Corporation and benefits or other consideration in connection therewith is payable pursuant to a continuity or other agreement with the Corporation

Car Allowance	Car allowance of US$1,100 per month

Health Care, Dental and Vision Plan	Coverage is available under the current plan, in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Exec Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per company policy, in accordance with the terms of the official plan documents.

Life Insurance	You will be eligible for life insurance, in accordance with the Corporation’s policies and the official plan document. Currently you would be eligible for life insurance at two times your annual salary plus optional coverage available at the employee’s expense.

Paid Time Off Policy	You will be entitled to a total of 24 days of Paid Time Off (on a pro-rated basis), and company holidays (subject to local practices).

Wellness Allowance	You will be paid US$1,000.00 towards approve wellness or fitness expenses. You will be eligible for this allowance three months after date of hire, and on an annual basis thereafter.

Continuity Agreement	Upon commencement of employment, you will be eligible to enter into a “Tier II” continuity agreement with the Corporation, substantially in the form previously provided to you.

Weight Watchers International, Inc.	▶ 11 Madison Avenue, 17th Floor	▶ New York, NY 10010	Phone ▶ 212.817.4200 Fax ▶ 212.589.2600

Meredith Shepherd

Chief Human Resources Officer

Weight Watchers International. Inc.

11 Madison Ave

New York, NY 10010

This is to confirm my acceptance of the offer of conditional employment presented to me by Weight Watchers International for the position of Chief Financial Officer (per the offer letter and attachment dated July 2, 2012).

I understand that my employment with Weight Watchers International is at will and that Weight Watchers International may terminate my employment at any time, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have signed and attached).

I am pleased to accept Weight Watchers International’s offer, and I look forward to working with you.

/s/ Nicholas Hotchkin	July 5 2012
Nicholas Hotchkin	Date